June 27, 1994


   Gaylord Container Corporation
   500 Lake Cook Road
   Suite 400
   Deerfield, IL 60015

   Ladies and Gentlemen:

        We have acted as special counsel to you (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration of 200,000 shares of the Company's Class A Common Stock, $.0001 par value (the "Common Stock"), to be offered and sold under the Gaylord Container Corporation Employee Stock Purchase Plan (the "Plan").

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Restated Certificate of Incorporation of the Company; (b) the Bylaws of the Company, as amended; and (c) resolutions adopted by the Board of Directors of the Company on November 16, 1993.

         For the purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

         Based on the foregoing and subject to the further qualifications set forth below, we are of the opinion that each share of Common Stock registered under the Registration Statement will be legally issued, fully paid and non-assessable, if and when the following conditions are satisfied: (i) the share is sold in accordance with the terms of the Plan; (ii) the purchaser pays the full consideration for such share; and (iii) the Company takes the actions necessary to cause delivery of a valid certificate representing such share.

        We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the sale of shares of Common Stock.

        We are submitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon by any other person or by you for any other purposes.

                                Very truly yours,

                                /s/ Kirkland & Ellis
                                ------------------------
                                KIRKLAND & ELLIS